Exhibit 10.7

METROCORP BANCSHARES, INC.
RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement ("Agreement"), effective as of the ___  day of ____, 20___, is between MetroCorp Bancshares, Inc. (the "Company") and _________ (the "Holder").

To carry out the purposes of the MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan (the "Plan") by providing individuals upon whom the responsibilities of the successful administration and management of the Company rest additional incentive and reward opportunities designed to advance the profitable growth of the Company, the Company and Holder hereby agree as follows:

1.           Award of Stock.  The Company hereby grants (the "Grant") to Holder ______ shares (the "Shares") of common stock of the Company, $1.00 par value (the "Stock"), which shall be subject to the restrictions set forth in Sections 2 and 3 hereof.

2.           Forfeiture Restrictions.  The Shares granted hereunder may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered by Holder, and no such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by voluntary act of Holder or any agent of Holder or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for the Shares.  Holder shall be subject to an obligation to forfeit and surrender, for no consideration from the Company, the Shares to the Company upon a termination of employment or service described in Section 4(d) of this Agreement.  The prohibition against transfer and the obligation to forfeit and surrender the Shares to the Company (the "Forfeiture Restrictions") shall remain in effect until such time as such Forfeiture Restrictions shall expire under the terms of this Agreement.  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Shares.

3.           Additional Restrictions.  Notwithstanding anything in this Agreement to the contrary, the Shares with respect to which the Forfeiture Restrictions have expired in accordance with the schedule in Section 4(a) of this Agreement (the "Vested Shares") may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered by Holder, and no such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by voluntary act of Holder or any agent of Holder or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for the Shares (the "Transfer Restrictions").  The Transfer Restrictions shall remain in effect until such time as the U.S. Department of the Treasury no longer owns any debt or equity securities of the Company acquired pursuant to the Capital Purchase Program ("CPP") or until such time as such Transfer Restrictions shall expire under the terms of this Agreement; provided, however, the Transfer Restrictions shall expire on a number of Vested Shares as determined in accordance with the following schedule:

(a)           25% of the Vested Shares upon repayment of 25% of the CPP funding received;

(b)           an additional 25% of the Vested Shares (for an aggregate total of 50% of the Vested Shares) upon repayment of 50% of the CPP funding received;

(c)           an additional 25% of the Vested Shares (for an aggregate total of 75% of the Vested Shares) upon repayment of 75% of the CPP funding received; and

(d)           the remainder of the Vested Shares upon repayment of 100% of the CPP funding received.

4.           Restricted Period.

(a)           For a period beginning on the date hereof and ending on _________ (the "Restricted Period"), the Shares shall be subject to the Forfeiture Restrictions and any other restrictions as set forth herein; provided, however, the Forfeiture Restrictions shall expire on a number of Shares as determined in accordance with the following schedule:

Date	Number of Shares with respect to which Restrictions Expire

(b)           The Company shall effect the issuance of the Shares, and the issuance of a certificate or certificates for the Shares, in accordance with the determinations made by the Committee (as defined in the Plan). Each certificate issued for Shares to Holder shall be registered in Holder’s name and shall be either deposited by the Secretary of the Company or its designee in an escrow account or held by the Secretary of the Company, together with stock powers or other instruments of transfer appropriately endorsed in blank by Holder (Holder hereby agreeing to execute such stock powers or other instruments of transfer as requested by the Company). Such certificate or certificates shall remain in such escrow account or with the Secretary of the Company until the later of the following to occur: (i) the expiration of the Restricted Period, (ii) the expiration of the Forfeiture Restrictions as provided in Section 4(a), 4(e) or 4(f), or (iii) the expiration of the Transfer Restrictions as provided in Section 3, 4(e) or 4(f). Certificates representing the Shares shall bear the following legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE METROCORP BANCSHARES, INC. RESTRICTED STOCK AGREEMENT, DATED AS OF _______________ BETWEEN METROCORP BANCSHARES, INC. (“COMPANY”) AND EACH OF THE GRANTEES NAMED THEREIN. A COMPLETE AND CORRECT COPY OF THE FORM OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SHARES UPON WRITTEN REQUEST."

(c)           Except as otherwise provided in the Plan, Holder shall, during the Restricted Period, have all of the other rights of a stockholder with respect to the Shares including, but not limited to, the right to receive dividends, if any, as may be declared on such Shares from time to time, and the right to vote (in person or by proxy) such Shares at any meeting of stockholders of the Company.

(d)           In the event that Holder’s employment with the Company or an Affiliate or service as a director of the Company or an Affiliate is terminated prior to the expiration of the Forfeiture Restrictions as provided in Section 4(a) or 4(f) of this Agreement by the Company for Cause, or by Holder’s voluntary resignation, any Shares outstanding shall, upon such termination of employment or service as a director, be forfeited by Holder to the Company, without the payment of any consideration or further consideration by the Company, and neither Holder nor any successors, heirs, assigns, or legal representatives of Holder shall thereafter have any further rights or interest in the Shares or certificates therefor, and Holder’s name shall thereupon be deleted from the list of the Company’s stockholders with respect to the Shares. For purposes of this Agreement, "Cause" shall mean Holder’s theft or embezzlement from the Company or an Affiliate, disclosure of trade secrets of the Company or an Affiliate or the commission of a willful, felonious act while in the employment of the Company or an Affiliate.

(e)           If the employment of Holder with the Company or an Affiliate or the service of Holder as a director of the Company or an Affiliate shall terminate by reason of death or disability, any Forfeiture Restrictions and Transfer Restrictions (collectively, the "Restrictions") on the Shares shall be deemed to have expired as of the date of any such occurrence, and the Shares shall thereby be free of such Restrictions.

(f)           In the event of a Change of Control (as defined in the Plan), any Restrictions on the Shares set forth in this Agreement shall be deemed to have expired, and the Shares shall thereby be free of all such Restrictions.

(g)           If the employment of Holder with the Company or an Affiliate or Holder’s service as a director of the Company or an Affiliate shall terminate prior to the expiration of the Restricted Period, and there exists a dispute between Holder and the Company or the Committee as to the satisfaction of the conditions to the release of the Shares from the Forfeiture Restrictions hereunder and under the Plan or the terms and conditions of the Grant, the Shares shall remain subject to the Forfeiture Restrictions until the resolution of such dispute, regardless of any intervening expiration of the Restricted Period, except that any dividends that may be payable to the holders of record of Stock as of a date during the period from termination of Holder’s employment to the resolution of such dispute (the "Suspension Period") shall:

(i)           to the extent to which such dividends would have been payable to Holder on the Shares, be held by the Company as part of its general funds, and shall be paid to or for the account of Holder only upon, and in the event of, a resolution of such dispute in a manner favorable to Holder, and then only with respect to such of the Shares as to which such resolution shall be so favorable, and

(ii)           be canceled upon, and in the event of, a resolution of such dispute in a manner unfavorable to Holder, and then only with respect to such of the Shares as to which such resolution shall be so unfavorable.

(h)           Upon expiration of the Restrictions, by lapse of time or otherwise and upon compliance by the Holder, or the legal representative of Holder, with all obligations of Holder under this Agreement, the Shares shall be released from all further restrictions and prohibitions hereunder, and the Company shall thereupon deliver or cause to be delivered to Holder or Holder's legal representative the certificate or certificates for the Shares free of any legend provided in Section 4(b) of this Agreement.

5.           Taxes.  Any federal, state or local taxes arising by virtue of this Grant and assessed against or based on the value of the Shares awarded to Holder shall be the sole responsibility of Holder; provided that the Company shall have the right to withhold any amounts required to be so withheld for federal, state or local income tax purposes. All such taxes and withholding must be paid or provided for according to law and in a manner satisfactory to the Company and as provided in the Plan before any Shares, or certificates therefor, can be delivered to Holder. The Committee may permit payment of such amount to be made through the tender of cash or Stock, the withholding of Stock out of shares otherwise distributable or any other arrangement satisfactory to the Committee. The Company shall, to the extent permitted by law, have the right to withhold delivery of a stock certificate or to deduct any required taxes from any payment of any kind otherwise due to Holder. If Holder does not pay the entire amount of such taxes to the Company within thirty (30) days after the date on which the Committee notifies Holder of the amount required to meet the withholding obligation, the Committee shall withhold from the Stock to which Holder is entitled a number of shares having an aggregate fair market value equal to the amount of such taxes remaining to be paid by Holder and shall deliver a certificate for the remaining shares to the Holder. If Holder makes the election authorized by section 83(b) of the Internal Revenue Code, Holder shall submit to the Company a copy of the statement filed by Holder to make such election. The failure of Holder to notify the Company of any such election made by Holder may, in the discretion of the Committee, result in the forfeiture of the Shares.

6.           Changes in Capital Structure.  If the outstanding shares of Stock or other securities of the Company, or both, shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of shares of Stock or other securities subject to the Shares shall be appropriately and equitably adjusted in accordance with the terms of the Plan.

7.           Compliance With Securities Laws.  Upon the acquisition of any Shares pursuant to this Agreement, Holder (or Holder’s legal representative upon Holder’s death or disability) will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

8.           Employment Relationship.  Holder shall be considered to be in the employment of the Company or an Affiliate or in service as a director of the Company or an Affiliate as long as Holder remains as an employee or director of the Company or an Affiliate. Any questions as to whether and when there has been a termination of such employment or service, and the cause of such termination, shall be determined by the Committee, with the advice of the employing corporation, and its determination shall be final.

9.           Binding Effect.  The provisions of the Plan and the terms and conditions hereof shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of Holder, including, without limitation, Holder’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of Holder. This Agreement shall be binding upon and inure to the benefit of any successors to the Company.

10.           Agreement Subject to Plan.  This Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this Agreement.

11.           Notices. Every notice hereunder shall be in writing and shall be given by registered or certified mail. All notices by Holder shall be directed to MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, Attention: Corporate Secretary. Any notice given by the Company to Holder directed to Holder at the address on file with the Company shall be effective to bind Holder and any other person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise Holder of the existence, maturity or termination of any of Holder’s rights hereunder and Holder shall be deemed to have familiarized himself or herself with all matters contained herein and in the Plan which may affect any of Holder’s rights or privileges hereunder.

12.           Resolution of Disputes.   Any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and any such determination and any interpretation by the Committee of the terms of the Plan or this Agreement shall be final and shall be binding and conclusive, for all purposes, upon the Company, Holder, and Holder’s heirs, personal representatives and successors.

13.           Amendment.  Any modification of this Agreement will be effective only if it is in writing and signed by a duly authorized officer of the Company and Holder, except to the extent such modification occurs pursuant to a proper amendment of the Plan.

14.           Jurisdiction.  The provisions of the Plan and the terms and conditions hereof shall be construed in accordance with the laws of Texas except to the extent pre-empted by Federal law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by one of its officers thereunto duly authorized, and Holder has executed this Agreement, all as of the day and year first above written.

METROCORP BANCSHARES, INC.
By:
Name:
Title:

HOLDER
By:
Name:

Attest:
By:
Name: